Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                           Investors:

Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com

PRAECIS PHARMACEUTICALS INCORPORATED
Provides Company Update at the
2004 UBS Global Life Sciences Conference

Waltham, MA — September 29, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS), today presented a Company update at the 2004 UBS Global Life Sciences Conference in New York.  Malcolm L. Gefter, Ph.D., Chairman and Chief Executive Officer of PRAECIS, and Edward C. English, PRAECIS’ recently appointed Vice President, Chief Financial Officer and Treasurer, provided an update on the Company’s expected year-end cash position and its commercialization efforts for Plenaxis® (abarelix for injectable suspension), and reviewed the status of the Company’s clinical programs and its technology platform.

Mr. English first provided a brief Company overview.  Mr. English then reviewed the Company’s forecast for year-end cash, cash equivalents and marketable securities.  In particular, Mr. English noted the following:

•                  Plenaxis® was launched in late January 2004.  As previously disclosed, Plenaxis® product sales were approximately $411,000 in the first quarter of 2004 and approximately $645,000 in the second quarter.  The Company continues to expect product sales to increase quarter-on-quarter for the remainder of 2004 and thereafter.

•                  The Company continues to closely manage its operating expenses, and now expects to end the year with cash, cash equivalents and marketable securities of at least $70.0 million, as compared to its previous forecast of $60.0 million to $70.0 million.

Dr. Gefter then discussed the progress of the Plenaxis® commercialization efforts in the United States and the regulatory review status of the Company’s Marketing Authorisation Application (MAA) for Plenaxis® in Germany.  Dr. Gefter also presented an update on the Company’s clinical programs in non-Hodgkin’s lymphoma and Alzheimer’s disease, and the ongoing development of its enhanced technology platform, Direct Select™.  In particular, Dr. Gefter noted the following:

•                  As of today, approximately 3,300 physicians (and hospital pharmacies) have enrolled as authorized prescribers in the Plenaxis® User Safety (PLUS) Program.  The focus of the sales force continues to be assisting PLUS-enrolled physicians to take the next step and become Plenaxis® prescribers.

•                  As previously disclosed, in June 2003, the Company initiated the regulatory review process in the European Union with the submission of a MAA in Germany seeking approval to market Plenaxis® for the treatment of a broad population of hormonally responsive prostate cancer patients.  The European registration process is ongoing and the Company anticipates that the German Federal Institute for Drugs and Medical Devices (BfArM) will complete its review of the MAA early in 2005.

•                  The United States Food and Drug Administration (FDA) concurred with the Company’s plan to proceed with a Phase 1/2a study that will evaluate the safety and efficacy of a multiple dose regimen of its investigational drug candidate, Apan, administered to Alzheimer’s patients.  Patients will receive daily doses of Apan for two weeks, followed by semi-weekly dosing for ten weeks.  Samples of the patients cerebrospinal fluid (CSF) will be obtained prior to and after dosing, to measure drug levels and any increases in beta-amyloid.  Preliminary evaluations of memory and functional brain imaging will also be conducted.  This study is expected to initiate during the fourth quarter of 2004.  The Company anticipates completing its ongoing Phase 1b dose escalation study in Alzheimer’s disease patients during the first half of 2005.  This study is designed to determine the maximum tolerated dose (MTD) of Apan in Alzheimer’s patients.

•                  The Company expects to initiate a Phase 1 clinical trial of its investigational compound, PPI-2458, in non-Hodgkin’s lymphoma during the fourth quarter of 2004.  PPI-2458 is a novel, proprietary, orally-active molecule that acts by irreversibly inhibiting the enzyme methionine aminopeptidase type 2, or MetAP-2.  In this trial, non-Hodgkin’s lymphoma patients will undergo two-months of treatment, with dosing every other day.  The trial is designed to determine the optimal pharmacological dose and/or the MTD of PPI-2458.  A proprietary pharmacodynamic assay will be utilized to assess the level of MetAP-2 inhibition achieved by PPI-2458.

•                  The Company continues to dedicate resources to developing and expanding its Direct Select™ technology platform.  The Company believes that through the creation of vast libraries of drug-like molecules, Direct Select™ technology will allow it to more rapidly and directly identify compounds with a higher affinity and specificity than has been routinely possible using traditional drug discovery methods or its existing LEAP™ technology.  To date, researchers at the Company have completed the synthesis of four 108 libraries over a three-month period and are currently working on a 1010 library.  The power of these libraries lies in their sheer size, 10,000 times the size of compound libraries typically used in the pharmaceutical industry.  The Company intends to use this technology in identifying new compounds for internal development, and also intends to seek partnering opportunities with other companies to leverage this discovery platform.

The Company’s presentation may be accessed live beginning today at 11:00 a.m., EDT, at http://www.praecis.com under “Investors.”  A copy of the presentation and a replay of the webcast will be available on the Company’s website beginning at 2:00 p.m., EDT, until midnight Friday, October 8.

About Plenaxis®

Plenaxis® is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis® is not indicated in women or children.

For safety reasons, Plenaxis® was approved with marketing restrictions.  Only physicians who have enrolled in the PLUS Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis®.

Immediate-onset systemic allergic reactions, some resulting in hypotension or syncope, have occurred after administration of Plenaxis®.  These immediate-onset reactions have been reported to occur following any administration of Plenaxis®, including after the initial dose.  The cumulative risk of such a reaction increases with the duration of treatment.  In a clinical trial of patients with advanced, symptomatic prostate cancer, 3 of 81 (3.7%) patients experienced an immediate-onset systemic allergic reaction within minutes of receiving Plenaxis®.  Following each injection of Plenaxis®, patients should be observed for at least 30 minutes in the office and in the event of an allergic reaction, managed appropriately.  The effectiveness of Plenaxis® in suppressing serum testosterone to castrate levels decreases with continued dosing in some patients.  Effectiveness beyond 12 months has not been established.  Treatment failure can be detected by measuring serum total testosterone concentrations just prior to administration on Day 29 and every 8 weeks thereafter.

Full prescribing information for Plenaxis® can be found at www.plenaxis.com.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States.  PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis®.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s commercialization of Plenaxis®  for the treatment of advanced symptomatic prostate cancer patients, the Company’s expectations for sales of Plenaxis® in the United States during 2004, the timing of foreign regulatory review of the MAA for Plenaxis®, the Company’s expected year-end cash position and the Company’s plans for the continued clinical development of Apan and PPI-2458.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the Company’s ability to retain its sales force and successfully commercialize Plenaxis® in the United States, the Company’s ability to successfully manage operating expenses, the Company’s ability to manufacture or have manufactured Plenaxis® on a commercial scale, the timing and content of decisions made by the FDA or foreign regulatory authorities, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, unexpected expenditures, and the performance of the Company’s corporate collaborator under its collaboration agreement, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

Plenaxis® and the PLUS Program™ are trademarks of PRAECIS PHARMACEUTICALS INCORPORATED.